Exhibit 10(c)

                           KIRKPATRICK & LOCKHART LLP
                         1800 Massachusetts Avenue, N.W.
                           Washington, D.C. 20036-1800
                             Telephone 202-778-9000

                                  May 28, 1999

INVESCO Combination Stock & Bond Funds, Inc.
7800 E. Union Avenue
Denver, Colorado  80237

Dear Sir or Madam:

      You have requested our opinion, as counsel to INVESCO Combination Stock & Bond Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland on August 19, 1993, as to certain matters regarding the issuance of Shares of the Company in connection with the reorganization of INVESCO Total Return Fund (the "Acquired Fund"), a Maryland corporation, into the Company, as provided for in the Agreement and Plan of Conversion and Termination between the Company and Acquired Fund ("Plan"). The Plan provides for Acquired Fund to transfer all of its assets to a new series of the Company ("Acquiring Fund") in exchange solely for the issuance of Shares and Acquiring Fund's assumption of the liabilities of Acquired Fund. (As used in this letter, the term "Shares" means shares of common stock of the Acquiring Fund to be issued in connection with the Plan.)

      We have, as counsel, participated in various corporate and other matters relating to the Company. We have examined copies, either certified or otherwise proved to be genuine, of its Articles of Incorporation and By-Laws, the minutes of meetings of its board of directors and other documents relating to the organization and operation of the Company, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the Shares of the Company may be legally and validly issued in accordance with the Company's Articles of Incorporation and By-Laws and subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state laws regulating the offer and sale of securities; and when so issued, the Shares will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 7 to the Company's Registration Statement on Form N-1A (File No. 33-69904) to be filed with the Securities and Exchange
Commission. We also consent to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information filed as part of the Registration Statement.

                               Very truly yours,

                               /s/ KIRKPATRICK & LOCKHART LLP

                               KIRKPATRICK & LOCKHART LLP